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                                                                    Exhibit 8(a)

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


December 5, 1997



Faircom Inc.
333 Glen Head Road
Old Brookville, NY 11545

Ladies and Gentlemen:

                  We have acted as legal counsel to Faircom Inc. ("Faircom") in connection with the Agreement of Merger ("Merger Agreement"), dated as of December 5, 1997, by and among Faircom, Regent Communications, Inc. ("Regent") and Regent Merger Corp. ("Sub"). Pursuant to the Merger Agreement, Faircom will merge with and into Sub (the "Merger"), and Sub will be the survivor. Pursuant to Section 21(rr) of the Merger Agreement, you have requested our opinion with respect to certain federal income tax consequences of the Merger. All capitalized terms not otherwise defined herein have the meaning given to such terms in the Merger Agreement.

                  In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth, completeness and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

                  1. The Merger Agreement;

                  2. Representations made to us by Faircom in a letter reproduced as Attachment A hereto;

                  3. Representations made to us by Regent and Sub in a letter reproduced as Attachment B hereto;

                  4. Representations made to us by certain shareholders of Faircom in a letter reproduced as Attachment C hereto; and

                  5. Such other documents, records and matters of law as in our judgment were necessary or appropriate.


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December 5, 1997
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                  In connection with rendering this opinion, we have assumed
(without any independent investigation or review thereof) that original documents (including signatures) are authentic, that documents submitted to us as copies conform to the original documents, and that there has been (or will be by the Effectiveness of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

                  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

                  1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and we cannot provide assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, we cannot provide assurance that future legislative, judicial or administrative changes would not, on either a prospective or retroactive basis, adversely affect the accuracy of the conclusions stated herein. Moreover, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws as they might relate to this opinion.

                  2. This opinion addresses only whether the Merger will qualify as a reorganization under Section 368(a) of the Code. The opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction.

                  3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement. Moreover, we have assumed that all the transactions described in the Merger Agreement have been or will be consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof and that all of the representations, warranties, statements and assumptions upon which we have relied remain true and accurate at all relevant times. Any change after the date hereof in the facts and circumstances surrounding the Merger, or any inaccuracy in the representations, warranties, statements and assumptions upon which we have relied may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.


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December 5, 1997
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                  4. This opinion has been delivered to you for the purpose of satisfying the condition set forth in Section 21(rr) of the Merger Agreement and is intended solely for your benefit. This opinion may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

                                              Very truly yours,